Exhibit 99.1

CSK Auto Corporation Reports Fiscal 2004 Third Quarter Financial Results

PHOENIX, AZ, December 2, 2004 — CSK Auto Corporation (NYSE: CAO), the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket, today reported its financial results for the third quarter of fiscal 2004.

Financial Results

Thirteen Weeks Ended October 31, 2004

Net sales for the thirteen weeks ended October 31, 2004 (the “third quarter of fiscal 2004”) were $401.5 million, compared to $409.8 million for the thirteen weeks ended November 2, 2003 (the “third quarter of fiscal 2003”). Same store sales decreased 3.2% in the third quarter of fiscal 2004 as compared to the third quarter of fiscal 2003.

Gross profit was $190.9 million, or 47.5% of net sales, in the third quarter of fiscal 2004 as compared to $192.2 million, or 46.9% of net sales, in the third quarter of fiscal 2003. Gross profit, as a percent to sales, increased over the third quarter of fiscal 2003 due to lower product acquisition costs on selected items, improvements in our balance of sales through enhanced category management, and our continued reduction in store inventory shrinkage as a result of improved store procedures and enhanced inventory control systems.

Operating profit for the third quarter of fiscal 2004 was $31.5 million compared to $36.9 million for the third quarter of fiscal 2003. The decrease in operating profit relates primarily to lower sales, slightly higher advertising expenditures and benefit-related expenses.

Interest expense for the third quarter of fiscal 2004 declined by $4.6 million to $7.8 million from $12.4 million in the third quarter of fiscal 2003 due to lower interest expense achieved as a result of our refinancing completed in January 2004.

Net income for the third quarter of fiscal 2004 was $14.4 million, or $0.32 per diluted share, compared to net income of $15.0 million, or $0.33 per diluted share, for the third quarter of fiscal 2003. Net income for the third quarter of fiscal 2003 was negatively impacted by $0.2 million of costs related to a secondary stock offering.

“Our financial performance for the third quarter, although consistent with our prior guidance, continued to be adversely impacted by a difficult sales environment,” said Maynard Jenkins, Chairman and Chief Executive Officer of CSK Auto Corporation. “Since the beginning of our second quarter, we have experienced lower than anticipated sales. We believe our sales have been negatively impacted by higher gas prices and general economic conditions. Although we are not satisfied with our current sales performance, our gross margin rate continued to improve due to lower product acquisition costs and improved store inventory shrinkage results. Additionally, we generated in excess of $73 million in operating cash flow for the first three quarters of the year. We are focused on our long-term objectives of maximizing the productivity within our existing stores, debt reduction, and acceleration of our new store growth, which will allow us to further leverage our fixed expenses. We remain positive about the strength and growth potential of the retail automotive aftermarket industry.”

Thirty-nine Weeks Ended October 31, 2004

Net sales for the thirty-nine weeks ended October 31, 2004 (the “thirty-nine weeks of fiscal 2004”) were $1,207.6 million, compared to $1,205.7 million for the thirty-nine weeks ended November 2, 2003 (the “thirty-nine weeks of fiscal 2003”). Same store sales were flat as compared to the thirty-nine weeks of fiscal 2003.

Gross profit was $570.8 million, or 47.3% of net sales, in the thirty-nine weeks of fiscal 2004, as compared to $560.9 million, or 46.5% of net sales, in the thirty-nine weeks of fiscal 2003. The improvement in gross margin rates year over year has resulted from lower product acquisition costs on selected items, improvements in our balance of sales through enhanced category management, and reduced store inventory shrinkage as a result of improved store procedures and enhanced inventory control systems.

Operating profit for the thirty-nine weeks of fiscal 2004 totaled $91.3 million, or 7.6% of net sales, compared to $98.3 million, or 8.2% of net sales, for the thirty-nine weeks of fiscal 2003. The decrease in operating profit is primarily the result of higher advertising expenditures and payroll and benefit-related expenses.

Interest expense for the thirty-nine weeks of fiscal 2004 decreased to $23.7 million from $39.6 million in the thirty-nine weeks of fiscal 2003 due primarily to lower interest expense achieved as a result of our refinancing completed in January 2004.

Net income for the thirty-nine weeks of fiscal 2004 was $41.2 million, or $0.89 per diluted share, compared to net income of $33.4 million, or $0.73 per diluted share, for the thirty-nine weeks of fiscal 2003. Net income for the thirty-nine weeks of fiscal 2003 was negatively impacted by $4.3 million of costs related to debt retirement and $0.2 million of costs associated with a secondary stock offering.

Outlook

Based on our third quarter sales performance and the strong 7.5% same store sales increase in the fourth quarter of fiscal 2003, we now expect same store sales to decline between 1.5% and 3.5% during the fourth quarter. Assuming these results, we expect fourth quarter net income of between $9.5 million and $12.0 million, or approximately $0.21 to $0.26 per diluted share, and full year net income of between $50.7 million to $53.2 million, or $1.11 to $1.16 per diluted share (assuming approximately 46 million diluted shares outstanding), excluding any costs associated with the planned redemption this month of the approximately $15 million remaining balance of our 12% Senior Notes. We also now expect free cash flow (a non-GAAP measure, defined and described further below) for fiscal 2004 of approximately $70 million.

Conference Call

In conjunction with this release, we will hold a quarterly conference call for the investing public commencing at 5:00 p.m. (ET) on Thursday, December 2, 2004. Interested parties may hear a replay of the conference call from 7:00 p.m. (ET) Thursday, December 2, 2004 through 8:00 p.m. (ET) Friday, December 3, 2004 by dialing (877) 519-4471 and using passcode 5401224. (If retrieving digital replay outside of the United States, please dial (973) 341-3080, passcode 5401224.) A simultaneous webcast of the conference call will be available at www.cskauto.com by clicking on “Investors” and then “Conference Call”. This webcast will be archived for five days.

CSK Auto Corporation is the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket. As of October 31, 2004, we operated 1,129 stores in 19 states under the brand names Checker Auto Parts, Schuck’s Auto Supply and Kragen Auto Parts.

Certain statements contained in this release are forward-looking statements. These statements discuss, among other things, expected growth, store development and expansion strategy, business strategies, future revenues and future performance. The forward-looking statements are subject to risks, uncertainties and assumptions, including, but not limited to, competitive pressures, demand for our products, the overall condition of the economy, timing and number of equity awards issued, factors affecting the import of products, inflation, consumer debt levels, factors impacting consumer spending and driving habits, conditions affecting new store development, weather conditions, risks related to compliance with Section 404 of the Sarbanes-Oxley Act, and litigation and regulatory matters. Actual results may differ materially from anticipated results described in these forward-looking statements. Additional information regarding these and other risks is contained in the Company’s periodic filings with the SEC.

— Tables Follow —

CSK AUTO CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except per share data)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 31,	November 2,	October 31,	November 2,
	2004	2003	2004	2003
Net sales	$401,457	$409,750	$1,207,568	$1,205,713
Cost of sales	210,565	217,565	636,763	644,802

Gross profit	190,892	192,185	570,805	560,911
Other costs and expenses:
Operating and administrative	158,718	155,068	477,900	462,266
Store closing costs	721	203	1,608	339

Operating profit	31,453	36,914	91,297	98,306
Interest expense, net	7,837	12,396	23,684	39,583
Loss on debt retirement	—	—	—	4,315

Income before income taxes	23,616	24,518	67,613	54,408
Income tax expense	9,248	9,476	26,434	21,029

Net income	$14,368	$15,042	$41,179	$33,379

Basic earnings per share:
Net income	$0.32	$0.33	$0.90	$0.74

Shares used in computing per share amounts	45,126	45,827	45,939	45,396

Diluted earnings per share:
Net income	$0.32	$0.33	$0.89	$0.73

Shares used in computing per share amounts	45,269	46,239	46,211	45,619

     During the periods presented we incurred certain costs, which we have excluded below for comparability. In order to evaluate our operating performance, we have adjusted income before income taxes to remove the effect of these non-comparable items to more accurately compare our operating performance from period to period.

	Comparable Basis
	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 31,	November 2,	October 31,	November 2,
	2004	2003	2004	2003
Income before income taxes	$23,616	$24,518	$67,613	$54,408
Non-comparable items:
Secondary offering costs (1)	—	182	—	182
Loss on debt retirement (2)	—	—	—	4,315

Comparable income before income taxes	23,616	24,700	67,613	58,905
Income tax expense, adjusted	9,248	9,547	26,434	22,766

Net income – comparable basis	$14,368	$15,153	$41,179	$36,139

Diluted earnings per share – comparable basis:
Net income – comparable basis	$0.32	$0.33	$0.89	$0.79

Shares used in computing per share amounts	45,269	46,239	46,211	45,619

Non-comparable items consist of charges relating to: (1) a secondary stock offering in September 2003 and; (2) the write-off of deferred financing fees and redemption premiums associated with the redemption of our 11% Senior Subordinated Notes and other costs associated with our June 2003 refinancing.

Selected Financial Data:
($ in thousands)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 31,	November 2,	October 31,	November 2,
	2004	2003	2004	2003
Cash	$54,673	$46,852	$54,673	$46,852
FIFO inventory	$570,710	$564,523	$570,710	$564,523
Accounts payable	$183,557	$154,963	$183,557	$154,963
Interest expense, net	$7,837	$12,396	$23,684	$39,583
Capital expenditures	$3,568	$5,766	$16,399	$10,568
Availability under revolving credit facility	$115,038	$105,904	$115,038	$105,904
Total debt (including current maturities)	$503,796	$507,109	$503,796	$507,109
Net debt (total debt less cash)	$449,123	$460,257	$449,123	$460,257
EBITDA, as adjusted	$39,080	$45,655	$114,838	$124,384
EBITDAR, as adjusted	$67,739	$74,540	$201,141	$210,365

     We believe that EBITDA, as adjusted, and EBITDAR, as adjusted, are recognized supplemental measurement tools widely used by analysts and investors to help evaluate our overall operating performance, our ability to incur and service debt, and our capacity for making capital expenditures. We use EBITDA, as adjusted, and EBITDAR, as adjusted, in addition to operating income and cash flows from operating activities, to monitor compliance with certain financial covenants and to assess our performance relative to our competitors and relative to our own performance in prior periods. We believe that it is important for investors to have the opportunity to evaluate us using the same measures. EBITDA, as adjusted, and EBITDAR , as adjusted, are calculated as follows ($ in thousands):

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 31,	November 2,	October 31,	November 2,
	2004	2003	2004	2003
Calculation of EBITDA, as adjusted and EBITDAR, as adjusted:
Income before income taxes	$23,616	$24,518	$67,613	$54,408
Interest expense, net	7,837	12,396	23,684	39,583
Depreciation	6,552	7,562	20,333	22,999
Amortization (net of deferred financing costs).	1,075	997	3,208	2,897

EBITDA	39,080	45,473	114,838	119,887

Non-comparable items	—	182	—	4,497

EBITDA (as adjusted)	39,080	45,655	114,838	124,384

Rent expense	28,659	28,885	86,303	85,981

EBITDAR (as adjusted)	$67,739	$74,540	$201,141	$210,365

     EBITDA, as adjusted, and EBITDAR, as adjusted, do not represent funds available for our discretionary use and are not intended to represent or to be used as a substitute for net income or cash flow from operations data as measured under GAAP. The items excluded from EBITDA, as adjusted, and EBITDAR, as adjusted, are significant components of our statement of operations and must be considered in performing a comprehensive assessment of our overall financial performance. EBITDA, as adjusted, EBITDAR, as adjusted, and the associated year-to-year trends should not be considered in isolation. EBITDA, as adjusted, has been calculated in accordance with the terms of our senior credit facility and may differ in method of calculation from similarly titled measures used by other companies.

     EBITDA can be reconciled to net cash provided by operations, which we believe to be the most directly comparable financial measure calculated and presented in accordance with GAAP, as follows ($ in thousands):

Reconciliation of EBITDA:

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 31,	November 2,	October 31,	November 2,
	2004	2003	2004	2003
EBITDA	$39,080	$45,473	$114,838	$119,887
Cash interest payments	(3,291)	(3,572)	(18,233)	(28,534)
Cash tax payments	(352)	(722)	(398)	(1,409)
Other non-cash expenses	100	1,679	875	2,541
Other changes in operating assets and liabilities	(14,875)	(29,287)	(24,019)	(33,422)

Net cash flow provided by operating activities	$20,662	$13,571	$73,063	$59,063

     We define free cash flow as net cash provided by operating activities less cash paid for capital expenditures. Free cash may differ in method of calculation from similarly titled measures used by other companies. Free cash flow can be reconciled to net cash provided by operating activities as follows ($ in thousands):

Reconciliation of Free Cash Flow:

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 31,	November 2,	October 31,	November 2,
	2004	2003	2004	2003
Net cash provided by operating activities	$20,662	$13,571	$73,063	$59,063
Cash paid for capital expenditures	(3,568)	(5,766)	(16,399)	(10,568)

Free cash flow	$17,094	$7,805	$56,664	$48,495

     We define net debt as total debt (including current maturities) less cash and cash equivalents. Net debt may differ in method of calculation from similarly titled measures used by other companies. Net debt can be reconciled as follows ($ in thousands):

Reconciliation of Net Debt:

	October 31,	November 2,
	2004	2003
Total debt (including current maturities)	$503,796	$507,109
Cash and cash equivalents	(54,673)	(46,852)

Net debt	$449,123	$460,257

Contact: Don Watson (602) 631-7224